SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Sohu.com Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other than Registrant)

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April 18, 2008

Dear Sohu.com stockholders:

You are cordially invited to attend Sohu.com Inc.’s Annual Meeting of Stockholders to be held at our offices at Level 12, Sohu.com Internet Plaza, No. 1 Unit Zhongguancun East Road, Haidian District, Beijing 100084, People’s Republic of China, on Friday, May 30, 2008 at 10:00 A.M., Beijing time.

This year we are using new U.S. Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders primarily over the Internet. We believe that providing our proxy materials over the Internet increases the ability of our stockholders to connect with the information they need, while reducing the cost and environmental impact of our Annual Meeting.  On April 18, 2008, we mailed our stockholders a notice containing instructions on how to access our 2008 Proxy Statement and 2007 Annual Report to Stockholders. The notice also included instructions on how to receive a paper copy of the annual meeting materials, including the notice of annual meeting, proxy statement, and proxy card. If you receive your annual meeting materials by mail, the notice of annual meeting, proxy statement, and proxy card will be enclosed. If you receive your annual meeting materials via e-mail, the e-mail contains links to the annual report and the proxy statement on the Internet, which are both available at http://bnymellon.mobular.net/bnymellon/sohu.

At this year’s Annual Meeting, we are asking stockholders to elect two directors, who shall serve for a two-year term or until their earlier death, resignation or removal, and to ratify the appointment of PricewaterhouseCoopers Zhong Tian CPAs Limited Company as our independent auditors.  The Board of Directors recommends that you vote FOR the election of the director nominees and FOR the ratification of PricewaterhouseCoopers Zhong Tian CPAs Limited Company as our independent auditors.  Please refer to the Proxy Statement for detailed information on each of the proposals and the Annual Meeting.

Every stockholder’s vote is important to us.  Whether or not you expect to attend the meeting in person, we urge you to submit your proxy as soon as possible.  You may vote over the Internet, by telephone, or, if you ask for and receive paper copies of the proxy materials, by mail.

We look forward to seeing those of you who are able to attend the meeting in person.

Sincerely,

Charles Zhang
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF
SOHU.COM INC.
TO BE HELD May 30, 2008
10:00 A.M. BEIJING TIME

April 18, 2008

To the Stockholders of Sohu.com Inc.:

We hereby notify you that the Annual Meeting of Stockholders (the “Annual Meeting”) of Sohu.com Inc. will be held at our offices at Level 12, Sohu.com Internet Plaza, No. 1 Unit Zhongguancun East Road, Haidian District, Beijing 100084, People’s Republic of China, on Friday, May 30, 2008 at 10:00 A.M., Beijing time, for the purpose of considering and acting upon the following matters, all as described in the accompanying Proxy Statement:

1)	To elect two directors, who shall serve for a two-year term or until their earlier death, resignation or removal;

2)	To ratify the appointment of PricewaterhouseCoopers Zhong Tian CPAs Limited Company as our independent auditors for the fiscal year ending December 31, 2008; and

3)	To consider and act upon all other matters which may properly come before the Annual Meeting or any adjournment or postponement thereof.

We have not received notice of other matters that may be properly presented at the Annual Meeting.  Our Board of Directors has set the close of business on Wednesday, April 11, 2008, as the record date for the purpose of determining the holders of our common stock entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof, and only stockholders of record on that date are entitled to notice of, and to vote, at the Annual Meeting.

By order of the Board of Directors,

/s/ Timothy B. Bancroft

Timothy B. Bancroft
Secretary

Table of Contents

Proxy Statement	5

Proposal I. Election of Directors	7

General Information Relating to the Board of Directors	9

Beneficial Ownership of Common Stock	12

Section 16(a) Beneficial Ownership Reporting Compliance	14

Transactions with Related Persons	15

Audit Committee Report	16

Executive Compensation	18

Executive Officers	18

Compensation Discussion and Analysis	19

Compensation Committee Report	28

Summary Compensation Table	29

Grants of Plan-Based Awards	30

Outstanding Equity Awards at Fiscal Year-End	33

Option Exercises and Stock Vested	34

Pension Benefits	34

Potential Payments Upon Termination or Change-in-Control	34

Director Compensation	38

Compensation Committee Interlocks and Insider Participation	39

Proposal II. Ratification of Appointment of Independent Auditors	39

Principal Accountant Fees, Services and Pre-Approval Process	40

Miscellaneous	41

SOHU.COM INC.
Level 12, Sohu.com Internet Plaza
No. 1 Unit Zhongguancun East Road, Haidian District
Beijing 100084, People’s Republic of China
(011) 8610-6272-6666

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 30, 2008
10:00 A.M. BEIJING TIME

PROXY STATEMENT

In accordance with rules recently adopted by the Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our stockholders primarily by providing access to such documents on the Internet instead of mailing printed copies. On April 18, 2008, we mailed to our stockholders (other than those who had previously requested email delivery) a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our 2007 Annual Report to Stockholders.  If you would like to receive a paper copy of our proxy materials, you should follow the instructions in the Notice of Internet Availability for requesting such materials.

This Proxy Statement is furnished to our stockholders in connection with the solicitation by our Board of Directors of our proxies for use at our Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our offices located at Level 12, Sohu.com Internet Plaza, No. 1 Unit Zhongguancun East Road, Haidian District, Beijing 100084, People’s Republic of China, on Friday, May 30, 2008 at 10:00 A.M., Beijing time, and at any adjournment or postponement thereof.

If proxies are completed and submitted, the shares they represent will be voted at the Annual Meeting in accordance with the instructions of the stockholder.  If no specific instructions are given, the shares represented by proxies will be voted as follows:

FOR the election of the nominees for directors named herein; and

FOR the ratification of the appointment of PricewaterhouseCoopers Zhong Tian CPAs Limited Company (“PricewaterhouseCoopers”) as our independent auditors for the fiscal year ending December 31, 2008.

In addition, if other matters come before the Annual Meeting, the persons named as proxy holders, Dr. Charles Zhang and Carol Yu, will vote in accordance with their judgment with respect to those matters.  You have the power to revoke your proxy at any time prior to its exercise by filing with our Chief Financial Officer an instrument revoking it, by submitting an executed proxy bearing a later date prior to or at the Annual Meeting, or by attending the Annual Meeting and voting in person.

Expenses and Solicitation

We will bear the cost of soliciting proxies. Solicitations may be made by mail, personal interview, telephone, email, or otherwise by our directors, officers and employees, without additional compensation for such solicitation activities.  We have made arrangements with BNY Mellon Shareowner Services, 480 Washington Boulevard, 26th Floor, Jersey City, NJ 07310 and Georgeson Inc., 219 Murray Hill Parkway, East Rutherford, NJ 07073 to assist with the solicitation of proxies.  We are required to request that brokers and nominees who hold stock in their names furnish our proxy materials to the beneficial owners of the stock, and we must reimburse these brokers and nominees for the expenses of doing so in accordance with statutory fee schedules.  The estimated cost of soliciting proxies is not expected to exceed $100,000.

Voting Procedures

Only stockholders of record on our books at the close of business on April 11, 2008, the record date relating to the Annual Meeting, will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof.  Each share of our common stock outstanding on the record date will be entitled to one vote on each of the director nominees and one vote on the ratification of the appointment of PricewaterhouseCoopers as our independent auditors.  Under our Amended and Restated By-laws, the presence in person or by proxy of a majority of the shares of our common stock outstanding on the record date is required for a quorum. Abstentions and broker non-votes are each included for purposes of determining the presence or absence of a sufficient number of shares to constitute a quorum for the transaction of business.  With respect to the approval of any particular proposal, abstentions and broker non-votes are not counted in determining the number of votes cast.  The election of directors requires a plurality of the votes cast in person or by proxy.  The nominees receiving the highest number of affirmative votes of the shares present or represented and voting on the election of the directors at the Annual Meeting will be elected as directors.  The ratification of the appointment of PricewaterhouseCoopers as our independent auditors requires the affirmative vote of the holders of a majority of the shares of our common stock that are present in person or by proxy at the Annual Meeting.

As of the close of business on April 11, 2008, there were 37,816,081 shares of our common stock outstanding.

Proposal I. Election of Directors

Our Board of Directors (our “Board”) is divided into two classes, with each class holding office for a term of two years and the term of one class expiring each year.  All directors will hold office until their successors have been duly elected and qualified or until their earlier death, resignation or removal.  Our Board has fixed the number of directors to constitute the full Board for the ensuing year at six, two of whom are to be elected at the Annual Meeting for a term expiring at the 2010 Annual Meeting of Stockholders and four directors whose terms expire at the 2009 Annual Meeting of Stockholders.

At the recommendation of our Nominating Committee of our Board, our Board has nominated Dr. Edward B. Roberts and Dr. Zhonghan Deng for election in the class of directors to be elected at the Annual Meeting whose term will expire in 2010.  Unless you indicate otherwise on your proxy, the proxies received will be voted in favor of the election of Dr. Edward B. Roberts and Dr. Zhonghan Deng to serve as directors.

Our Board knows of no reason why each of the nominees would be unable or unwilling to serve, but if that should be the case, proxies will be voted for the election of substitute nominee(s) selected by our Board, or for fixing the number of directors at a lesser number.  The proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. The two nominees receiving a plurality of the votes cast by the stockholders represented at the Annual Meeting, in person or by proxy, will be elected as directors.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF DR. EDWARD B. ROBERTS AND DR. ZHONGHAN DENG

The table below sets forth certain information with respect to the nominees for election to our Board of Directors and those directors whose terms of office will continue after the Annual Meeting.  All of the nominees for election as directors are currently serving on our Board.

Dr. Edward B. Roberts Professor of Management of Technology at Massachusetts Institute of Technology’s Alfred P. Sloan School of Management. 72 years old. Director since 1996. (2)(3)
Dr. Roberts is the David Sarnoff Professor of Management of Technology at Massachusetts Institute of Technology’s Alfred P. Sloan School of Management.  He chaired MIT’s research and educational programs in the management of technological innovation from 1967 to 1993.  He also founded and chairs the MIT Entrepreneurship Center.  Dr. Roberts is currently a director of Medical Information Technology, Inc.  He has authored over 160 articles and eleven books, a recent one being Entrepreneurs in High Technology (Oxford University Press, 1991).  Dr. Roberts received four degrees from M.I.T., including a Ph.D in 1962.

Dr. Robert’s term expires at the 2008 Annual Meeting.

Dr. Zhonghan Deng Chairman and Chief Executive Officer of Vimicro Corporation. 40 years old. Director since 2007. (1)(3)
Dr. Deng is the Chief Executive Officer and Chairman of the Board of Directors of Vimicro Corporation (NASDAQ:  VIMC), which he co-founded in 1999.  Dr. Deng received a Ph.D. in Electrical Engineering and Computer Sciences, a M.S. degree in Economics and a M.S. degree in Physics from the University of California, Berkeley.  After graduation from Berkeley, Dr. Deng worked as a research scientist for International Business Machines Corporation at the T.J. Watson Research Center in Yorktown Heights, New York.

Dr. Deng’s term expires at the at 2008 Annual Meeting

Dr. Charles Zhang Chairman of our Board and Chief Executive Officer. 43 years old. Director since 1996.
Dr. Zhang is our Founder and has been Chairman of our Board and Chief Executive Officer since August 1996.  Dr. Zhang also served as President from August 1996 until July 2004.  Prior to founding Sohu, Dr. Zhang worked for Internet Securities Inc. and helped establish its China operations.  Prior to that, he worked as Massachusetts Institute of Technology’s liaison officer with China. Dr. Zhang has a Ph.D in experimental physics from Massachusetts Institute of Technology and a Bachelor of Science degree from Tsinghua University in Beijing.  Dr. Zhang is a native of the People’s Republic of China.
Dr. Zhang’s term expires at the 2009 Annual Meeting.

Mr. Charles Huang CEO and Chairman of Netbig Education Holdings Ltd. 38 years old. Director since 2001. (1)(3)
Mr. Huang is the Founder, Chief Executive Officer and Chairman of Netbig Education Holdings Ltd., a leading education enterprise in China.  Prior to founding Netbig in 1999, Mr. Huang worked as Executive Director and Head of Asia Securitization Group of Deutsche Bank, New York and Hong Kong, as well as Senior Vice President of Prudential Securities Inc., New York.  He holds an M.S. degree in Computer Science from MIT and a B.S. degree from the University of Science and Technology of China.  Mr. Huang is also a Chartered Financial Analyst.
Mr. Huang’s term expires at the 2009 Annual Meeting.

Dr. Dave Qi Professor of Accounting and Associate Dean, the Cheung Kong Graduate School of Business. 44 years old. Director since 2005. (1)(2)(3)
Dr. Qi is a Professor of Accounting and the Associate Dean of the Cheung Kong Graduate School of Business.  He began teaching at the Cheung Kong Graduate School of Business in 2002 and was the founding Director of the Executive MBA program. Before joining the Cheung Kong Graduate School of Business, Dr. Qi was an Associate Professor at the School of Accounting of the Chinese University of Hong Kong.  Dr. Qi has published many articles and research essays on accounting, financial reporting, capital market and other related topics.  He has a Ph.D. in accounting from the Eli Broad Graduate School of management of Michigan State University, a Master of Business Administration from the University of Hawaii at Manoa, and a Bachelor of Science and a Bachelor of Arts from Fudan University.  Dr. Qi is currently a member of the American Accounting Association.
Dr. Qi’s term expires at the 2009 Annual Meeting.

Mr. Shi Wang Chairman of China Vanke Co., Ltd. 57 years old. Director since 2005. (3)
Mr. Wang is the Chairman of China Vanke Co., Ltd., of which Mr. Wang was Chairman and General Manager from 1991 to 1999.  He founded the Shenzhen Exhibition Center of Modern Science and Education Equipment in 1984, which is the predecessor to China Vanke Co., Ltd.  Mr. Wang is the Executive Manager of the China Real Estate Association and is Deputy Director of the City Housing Development Council of the China Real Estate Association.

Mr. Wang’s term expires at the 2009 Annual Meeting.

(1)  member of our Audit Committee
(2)  member of our Compensation Committee
(3)  member of our Nominating Committee

GENERAL INFORMATION RELATING TO
OUR BOARD OF DIRECTORS

Our Board of Directors

Our Board held four formal meetings in the fiscal year ended December 31, 2007 and acted by written consent in lieu of meeting on three occasions.  Except Mr. Shi Wang, no member of our Board attended less than 75% of the total number of meetings of our Board and committees thereof upon which he served during 2007. All members of our Board are encouraged, but not required, to attend our annual meetings of stockholders.  At our 2007 Annual Meeting of Stockholders, Dr. Charles Zhang was in attendance.

Independence

Our Board has determined that Messrs. Charles Huang and Shi Wang, and Drs. Dave Qi, Edward B. Roberts and Zhonghan Deng are independent as that term is defined under Rule 4200(a)(15) of the Nasdaq Stock Market Marketplace Rules.  In determining independence pursuant to the Nasdaq listing standards, our Board affirmatively determined whether such independent directors had any material relationship with us, or any of our subsidiaries, either directly or as a partner, stockholder or officer of an organization that may interfere with the director’s ability to exercise independence.  Our Board concluded that none of the independent directors had any direct or indirect material relationships with us, or any of our subsidiaries.  Our Board considers what it deems to be all relevant facts and circumstances in determining the independence of its members including whether our directors have any family relationship with any executive officer or any direct or indirect interest in any of our customers or our customer agreements, whether any of our directors have any interests in or ties to any of our competitors, suppliers, or strategic business partners and whether our members meet the independence standards set by the SEC and Nasdaq.

Committees of our Board of Directors

Our Board has established a standing Audit Committee, Compensation Committee and Nominating Committee.

Audit Committee

The members of our Audit Committee currently are Dr. Dave Qi, Mr. Charles Huang and Dr. Zhonghan Deng, who are each independent as defined in the Nasdaq Stock Market listing standards applicable to audit committee members.  Our Board has determined that Dr. Dave Qi is an Audit Committee financial expert, as that term is defined in Item 407(d)(5) of Regulation S-K.  Our Audit Committee oversees our internal audit function and our accounting and financial reporting processes and the audits of our financial statements.  Our Audit Committee held four meetings in 2007.  Our Audit Committee and the full Board have adopted a written charter for our Audit Committee.  Our Audit Committee appointed PricewaterhouseCoopers to serve as our independent auditors for the fiscal year ended December 31, 2007.  The full responsibilities of our Audit Committee are set forth in its charter, which is reviewed and updated annually and approved by our Board, and is posted on our Web site at www.sohu.com (to access the charter, click on the link “About Sohu” at the bottom of the first page, and follow the links through “Investor Relations”). For more information, see “Audit Committee Report.”

Compensation Committee

Our Compensation Committee currently consists of Drs. Edward B. Roberts and Dave Qi.  Our Compensation Committee acted by written consent in lieu of meeting on one occasion and acted through e-mail communications among its members, and made recommendations to our Board, on three occasions in 2007.  Our Compensation Committee makes recommendations concerning salaries and incentive compensation, administers and approves stock option and restricted stock grants under our 2000 Stock Incentive Plan, as amended, and otherwise determines compensation levels and performs such other functions regarding compensation as our Board may delegate to our Compensation Committee.  Our Compensation Committee does not have a written charter.  Our Compensation Committee designed an executive compensation program in order to reward excellent performance and retain talented executive officers through a combination of cash and equity incentive awards.  The Compensation Discussion and Analysis below provides additional information regarding the Compensation Committee’s determination of named executive officer and director compensation levels and our Compensation Committee’s policies and procedures in making such determinations.

Nominating Committee

Our Nominating Committee currently consists of Messrs. Charles Huang and Shi Wang and Drs. Dave Qi, Edward B. Roberts and Zhonghan Deng, who are each independent directors as defined in the Nasdaq Stock Market listing standards.  The purpose of our Nominating Committee is to assist our Board in identifying individuals qualified to become directors under criteria approved by our Board, periodically review director compensation and benefits, recommend to our Board any proposed revisions to our corporate governance guidelines and assist our Board in assessing directors’ independence, board effectiveness, continuing education, new director orientation and committee membership.  Our Nominating Committee acted by written consent in lieu of meeting on one occasion in 2007.  The full responsibilities of our Nominating Committee are set forth in its charter, which is reviewed and updated annually and approved by our Board, and is posted on our Web site at www.sohu.com (to access the charter, click on the link “About Sohu” at the bottom of the first page, and follow the links through “Investor Relations”).

It is a policy of our Nominating Committee that candidates for director (i) be determined to have unquestionable integrity and honesty, (ii) have the ability to exercise sound, mature and independent business judgment which is in the best interests of the stockholders as a whole, (iii) have a background and experience in fields which will compliment the talents of the other Board members, (iv) have the willingness and capability to take the time to actively participate in Board and committee meetings and related activities, (v) have the ability to work professionally and effectively with other Board members and our management, (vi) have the ability to remain on our Board long enough to make a meaningful contribution, and (vii) have no material relationships with competitors or other third parties that could create a reasonable likelihood of a conflict of interest or other legal issues.

When considering potential director nominees, our Nominating Committee also considers our Board’s current composition and our evolving needs, including expertise, diversity and balance of inside, outside and independent directors.  In compiling its list of possible candidates and considering their qualification, our Nominating Committee makes its own inquiries, solicits input from other directors on our Board, and may consult or engage other sources, such as a professional search firm, if it deems appropriate.

Our Nominating Committee will consider director candidates recommended by stockholders provided the stockholders follow the procedures set forth below.  There were no material changes to such procedures after we last provided this disclosure.  The committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether the candidate was recommended by a stockholder or otherwise.

Stockholders who wish to recommend individuals for consideration by our Nominating Committee to become nominees for election to our Board at the 2009 Annual Meeting of Stockholders may do so by submitting a written recommendation to the committee, care of Sohu.com Inc., at Level 12, Sohu.com Internet Plaza, No. 1 Unit Zhongguancun East Road, Haidian District, Beijing 100084, People’s Republic of China, Attention: Erin Sheng, in accordance with the procedures set forth below in this Proxy Statement under the heading “Deadline for Receipt of Stockholder Proposals.”  For nominees for election to our Board proposed by stockholders to be considered, the following information concerning each nominee must be timely submitted in accordance with the required procedures:

•
The candidate’s name, age, business address, residence address, principal occupation or employment, the class and number of shares of our capital stock the candidate beneficially owns, a brief description of any direct or indirect relationships with us, and the other information that would be required in a proxy statement soliciting proxies for the election of the candidate as a director;

•	A signed consent of the nominee to being named as a nominee, to cooperate with reasonable background checks and personal interviews and to serve as a director, if elected; and

•
As to the stockholder proposing such nominee, that stockholder’s name and address, the class and number of shares of our capital stock the stockholder beneficially owns, a description of all arrangements or understandings between the stockholder and the candidate and any other person or persons (including their names) pursuant to which the recommendation is being made, a list of all other companies that the stockholder has recommended the candidate to for election as a director in that fiscal year, and a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person named in its notice.

Ms. Mary Ma, who was an independent director as defined in the Nasdaq Stock Market listing standards, was a member of our Audit and Nominating Committees from July 11, 2000 until April 1, 2007.  Ms. Ma is no longer a member of our Board or any committees.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 15, 2008 by (i) each person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”)) known by us to be the beneficial owner of more than 5% of our common stock (assuming conversion of all outstanding exercisable options and warrants held by that person), (ii) each current director and nominee for election as director, (iii) each named executive officer (as defined below) and (iv) all of our current directors and named executive officers as a group.  Except as otherwise provided in the footnotes to this table, we believe that the persons named in this table have voting and investment power with respect to all the shares of common stock indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
Charles Zhang (2)	8,702,000	22.98%
Edward Roberts (3)	804,239	2.13%
Carol Yu (4)	229,375	*
Yu Gong (5)	84,782	*
Charles Huang (6)	58,092	*
Xin (Belinda) Wang (7)	39,375	*
Shi Wang (8)	19,092	*
Dave Qi (9)	14,546	*
Zhonghan Deng (10)	3,069	*
All directors, nominees and executive officers as a group (9 persons) (11)	9,954,570	26.01%
Photon Group Limited (12)	8,037,000	21.27%
Ziff Brothers Investments LLC(13)	2,873,900	7.60%
Coatue Management LLC(14)	2,842,379	7.52%
_______________________________

* Less than 1%.

(1) Includes the number of shares and percentage ownership represented by such shares determined to be beneficially owned by a person in accordance with the rules of the SEC.  The number of shares beneficially owned by a person includes shares of common stock subject to options, restricted stock units, convertible debt or warrants held by that person that are currently exercisable or convertible or exercisable or convertible within 60 days of March 15, 2008.  Such shares are deemed outstanding for the purpose of computing the percentage of outstanding shares owned by that person.  Such shares are not deemed outstanding, however, for the purpose of computing the percentage ownership of each other person.

(2) Includes (i) 79,938 shares of our common stock subject to options exercisable within 60 days of March 15, 2008 and (ii) 8,037,000 shares of our common stock beneficially owned by Photon Group Limited, of which Dr. Zhang is a Director and therefore may be deemed to be a beneficial owner of such shares.  Dr. Zhang disclaims beneficial ownership of such shares.  Dr. Zhang’s address is c/o Sohu.com Inc., Level 12, Sohu.com Internet Plaza, No. 1 Unit Zhongguancun East Road, Haidian District, Beijing 100084, People’s Republic of China.

(3) Includes (i) 24,000 shares of our common stock subject to options held by Dr. Edward B. Roberts which are exercisable within 60 days of March 15, 2008; (ii) 462,147 shares of our common stock held by the Dr. Edward B. Roberts Trust – 2003, dated as of October 3, 2003; and (iii) 309,000 shares of our common stock held by the Nancy H. Roberts Trust – 2003, dated as of October 3, 2003.  Dr. Roberts and his wife, Nancy Roberts, are the trustees of both trusts.  Dr. Roberts’s address is 300 Boylston Street, Boston, Massachusetts 02116, U.S.A.

(4) Includes  208,125 shares of our common stock subject to options exercisable within 60 days of March 15, 2008.  Ms. Yu’s address is c/o Sohu.com Inc., Level 12, Sohu.com Internet Plaza, No. 1 Unit Zhongguancun East Road, Haidian District, Beijing, People’s Republic of China 100084.

(5) Includes 60,000 shares of our common stock subject to options exercisable within 60 days of March 15, 2008.  Dr. Gong’s address is c/o Sohu.com Inc., Level 12, Sohu.com Internet Plaza, No. 1 Unit Zhongguancun East Road, Haidian District, Beijing 100084, People’s Republic of China.

(6) Includes 49,000 shares of our common stock subject to options exercisable within 60 days of March 15, 2008.  Mr. Huang’s address is Suite 5206, Central Plaza, 18 Harbour Road, Hong Kong.

(7) Includes 31,875 shares of our common stock subject to options exercisable within 60 days of March 15, 2008.  Ms. Wang’s address is c/o Sohu.com Inc., Level 12, Sohu.com Internet Plaza, No. 1 Unit Zhongguancun East Road, Haidian District, Beijing 100084, People’s Republic of China.

(8) Includes 10,000 shares of our common stock subject to options exercisable within 60 days of March 15, 2008.  Mr. Wang’s address is Vanke Architecture Research Center, No. 68 Meilin Road, Futian District, Shenzhen 518049, People’s Republic of China.

(9) Includes 10,000 shares of our common stock subject to options exercisable within 60 days of March 15, 2008.  Dr. Qi’s address is c/o Sohu.com Inc., Level 12, Sohu.com Internet Plaza, No. 1 Unit Zhongguancun East Road, Haidian District, Beijing 100084, People’s Republic of China.

(10) Dr. Deng’s address is c/o Sohu.com Inc., Level 12, Sohu.com Internet Plaza, No. 1 Unit Zhongguancun East Road, Haidian District, Beijing 100084, People’s Republic of China.

(11) Includes 472,938 shares of our common stock that such persons have the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of March 15, 2008.

(12) Photon Group Limited’s address is c/o Sohu.com Inc., Level 12, Sohu.com Internet Plaza, No. 1 Unit Zhongguancun East Road, Haidian District, Beijing 100084, People’s Republic of China.

(13) Ziff Brothers Investments LLC’s address is 350 Park Ave Ste 1100, New York, New York 10022-6067.

(14) Coatue Management LLC’s address is 126 East 56th Street, New York, New York 10022.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities.  Directors, executive officers and holders of more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  Based solely on a review of copies of reports furnished to us or written representations that no other reports were required, we believe that during the fiscal year ended December 31, 2007, our directors, executive officers and holders of more than 10% of our common stock complied with all applicable Section 16(a) reporting requirements, except that Ms. Mary Ma, our former director, filed one Form 4 late, with such report relating to one transaction that took place on April 1, 2007, Dr. Edward B. Roberts filed one Form 4 late, with such report relating to one transaction that took place on November 2, 2007 and Ms. Xin (Belinda) Wang filed one Form 4 late, with such report relating to one transaction that took place on December 17, 2007.

TRANSACTIONS WITH RELATED PERSONS

Loan Agreements

Pursuant to the terms described below, as of December 31, 2007, we had outstanding long-term loans of $3.7 million to Dr. Zhang, our Chief Executive Officer, Chairman of our Board and a major Sohu stockholder. During the fiscal year 2007, the largest aggregate amount of these long-term loans was $3.7 million. The outstanding long-term loans do not bear interest. Dr. Zhang did not repay any principal on these long term-term loans during fiscal year 2007.

The long-term loans to Dr. Zhang are not personal loans, but rather are used to finance investments in our variable interest entity, or VIE, Beijing Century High-Tech Investment Co., Ltd., or High Century, which is owned 80% by Dr. Zhang.  High Century, along with our other VIEs, are used to facilitate our participation in telecommunications, Internet content and certain other businesses in China where foreign ownership is either prohibited or restricted.

The loan agreements with Dr. Zhang provide for the following terms, subject to PRC law: (i) the loans can only be repaid to us by transferring the shares of High Century to us; (ii) the shares of High Century cannot be transferred without our approval; and (iii) we have the right to appoint all directors and senior management personnel of High Century.  Dr. Zhang has pledged all of his shares in High Century as collateral for the loans.  The loans are due on demand or at such time as Dr. Zhang is not our employee. We do not intend to request repayment of the loans as long as PRC regulations prohibit us from directly investing in businesses being undertaken by our VIEs.

Transactions with Lenovo Group Limited

In fiscal year 2007, Lenovo Group Limited purchased $323,000 in advertising services from us.  Ms. Mary Ma, our former director who resigned on April 1, 2007, was the Executive Director, Vice President and Chief Financial Officer of Lenovo Group Limited prior to her resignation from those positions.

Transactions with Vanke Co., Ltd.

In fiscal year 2007, China Vanke Co., Limited purchased $333,000 in advertising services from us.  Mr. Wang Shi, one of our Directors, is the Chairman of the Board of China Vanke Co., Limited.

Policies and Procedures For Reviewing Transactions with Related Persons

We review all relationships and transactions in which we enter into to determine whether such relationships and transactions exceed $120,000 and whether they involve any related persons who have a direct or indirect material interest in such relationships or transactions.  The term “related person” has the same meaning as set forth in Item 404(a) of Regulation S-K.  We have developed and implemented unwritten processes and controls whereby we solicit information from persons identified as related persons through written questionnaires and, based on the information obtained and the facts and circumstances of the relationship, make a determination as to whether the related person has a direct or indirect material interest in the transaction.

In addition, pursuant to its duties under its written charter, our Audit Committee reviews and approves or ratifies, as the case may be, any related person transactions identified through the process described above.  In deciding whether to approve or ratify a related person transaction, our Audit Committee takes the following into account:

•	the nature of the related person’s interest in the transaction;
•	the material terms of the transaction, including, without limitation, the amount and type of transaction;
•	the importance of the transaction to the related person and to us;
•	whether the transaction would impair the judgment of any of our directors or executive officers to act in our best interest;
•
whether the terms of the transaction are substantially equal to or more favorable to us and no more favorable to the related person than if we had negotiated similar arrangements with non-affiliated third parties; and

•	any other matters our Audit Committee deems appropriate.

Any member of our Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

To our knowledge, since January 1, 2007, all transactions with related persons to which we are or were a party have been reviewed under the policies and procedures described above.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in its oversight of Sohu’s financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of Sohu’s independent auditors.  The full responsibilities of the Audit Committee are set forth in the Audit Committee charter.  The Audit Committee charter, which is reviewed and updated annually, was approved by the Board of Directors.

The Audit Committee reviews the scope of the annual audit by Sohu’s independent auditors and internal auditors, monitors Sohu’s internal financial and accounting controls and procedures and appoints the independent auditors.  In fulfilling its responsibilities, the Audit Committee:

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discussed and considered the independence of PricewaterhouseCoopers, reviewing as necessary all relationships and services which might bear on PricewaterhouseCoopers’s objectivity as independent auditors;

•
received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent auditors the auditors’ independence from Sohu and Sohu’s management;

•	received written affirmation from PricewaterhouseCoopers that it is in fact independent;

•	discussed the overall audit process, receiving and reviewing all reports of PricewaterhouseCoopers;

•	provided to PricewaterhouseCoopers full access to the Audit Committee and the full Board of Directors to report on all appropriate matters;

•	discussed with PricewaterhouseCoopers all matters required to be reviewed under generally accepted auditing standards; and

The Audit Committee met with selected members of management and PricewaterhouseCoopers to review financial statements, including quarterly reports, discussing such matters as the quality of earnings; estimates, reserves and accruals; the suitability of accounting principles; financial reporting decisions; and audit adjustments.

The Audit Committee selected PricewaterhouseCoopers as Sohu’s independent auditors.  In addition, the Audit Committee considered the quality and adequacy of Sohu’s internal controls and made recommendations to the full Board of Directors for enhancing such controls.

Based upon its work and the information received in the inquiries outlined above, the Audit Committee recommended to the Board of Directors that Sohu’s audited financial statements be included in Sohu’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Respectfully submitted, AUDIT COMMITTEE Dr. Dave Qi Mr. Charles Huang Dr. Zhonghan Deng

Executive Compensation

EXECUTIVE OFFICERS

Our named executive officers are Dr. Charles Zhang, Ms. Carol Yu, Ms. Xin (Belinda) Wang and Dr. Yu Gong.  For a description of the background of Dr. Zhang, see “ELECTION OF DIRECTORS.”

Carol Yu, age 45, is our Co-president and Chief Financial Officer.  Ms. Yu joined us in March 2004 as our Chief Financial Officer. From December 2000 until December 2001, Ms. Yu served as Vice President of Guangdong Kelon Refrigerating Company Limited, a home appliance manufacturer in the People’s Republic of China.  From March 1995 until November 2000, Ms. Yu served as Senior Vice-President Investment Banking of Donaldson Lufkin & Jenrette Securities Corporation in Hong Kong.  Ms. Yu also worked with Arthur Andersen Hong Kong and Beijing for ten years and was a partner of the Audit Division, holding the position of General Manager of Arthur Andersen-Hua Qiang, the joint venture accounting firm formed between Arthur Andersen and the Ministry of Finance in China.  In addition, Ms. Yu is a Hong Kong Certified Public Accountant.

Xin (Belinda) Wang, age 37, is our Co-president and Chief Marketing Officer.  Ms. Wang joined us in August 1999 with the marketing department and became marketing manager for Beijing in August 2000.  Ms. Wang transferred to head the Northern China brand advertising sales team in March 2001 and now leads the entire China brand advertising sales and marketing efforts.  Ms. Wang has been instrumental in developing the online advertising market in China.  Prior to joining us, she worked for Internet Securities Inc. (ISI) and Motorola.  Ms. Wang received a Bachelor of Linguistics from the China Industrial and Commercial University.

Yu Gong, age 40, is Sohu’s Chief Operating Officer.  Dr. Gong joined Sohu in November 2003, when we acquired Focus.cn, a leading real estate website where Dr. Gong was President and CEO.  He has also led Focus, wireless, and content (excluding sports and entertainment) segments.  Dr. Gong received his Bachelor degree in Automation Engineering from Tsinghua University.  He was exempt from the master program due to scholastic excellence and subsequently received his Ph.D. in Automation Engineering from Tsinghua University.

COMPENSATION DISCUSSION AND ANALYSIS

The following is a discussion and analysis of our named executive officer compensation program, detailing what we pay to our named executive officers and how our compensation objectives and polices help achieve our business objectives.

Overview of our Named Executive Officer Compensation Program and Objectives

Our named executive officer compensation program is composed of the following elements:

•	Cash compensation, which includes an annual salary and the opportunity to earn an annual performance-based cash bonus;
•	Equity incentive compensation, in the form of stock options and restricted stock units;
•	Other benefits, in the form of housing allowances, tax equalization, tuition/training reimbursement and premiums paid for health, life and disability insurance; and
•	Severance benefits.

The goal of our named executive officer compensation program is to attract and retain qualified management and create long-term value for our stockholders.  Towards this goal, we have designed and implemented a compensation program for our named executive officers that we believe will: (i) attract and retain accomplished and high-potential executives; (ii) motivate them to achieve both short-term and long-term corporate goals; (iii) reward them for sustained financial and operating performance and leadership excellence; and (iv) align their interests with those of our stockholders.  We believe that each of the elements of our compensation program fulfills one or more of these objectives.

Administration and Process

Our executive compensation program is administered by the Compensation Committee of our Board of Directors.  The Compensation Committee annually reviews the overall compensation of our named executive officers, generally based on recommendations submitted by our Chief Executive Officer.  When making recommendations, our CEO takes into consideration the following factors: 1) the competitiveness of the total compensation packages for our named executive officers as compared to similarly situated named executive officers at our peer companies; 2) the responsibilities of our named executive officers; and 3) other factors such as the exchange rate of U.S. dollars as compared to Chinese RMB. Neither we, nor our Compensation Committee, nor any named executive officer has any contractual arrangement with any compensation consultant who has a role in determining or recommending the amount or form of the compensation of our named executive officers or of any non-employee member of our Board of Directors.

In setting a named executive officer’s overall compensation level, the Compensation Committee takes into consideration the factors discussed below.

Reward Excellent Performance

Each named executive officer’s pay level is set to be reflective of his or her management experience and perceived leadership ability, continued high performance and career of service to us.  Key elements of our compensation policy that depend upon the named executive officer’s performance include:

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A discretionary annual performance-based cash bonus that is based on an assessment of the named executive officer’s performance against pre-determined quantitative and qualitative measures within the context of our overall performance as a company and the performance of each business segment for which the named executive officer is responsible; and

•
Equity incentive compensation in the form of stock options or restricted stock units, the value of which is contingent upon the performance of our common stock in the public trading market, and which are subject to vesting schedules that require continued service.

In addition, in setting compensation levels, the Compensation Committee relies on its judgment of the named executive officer’s leadership qualities, operational performance, level of responsibility within and contribution to our business, and long-term potential to enhance stockholder value.

Competitive Compensation Packages

In order to attract and retain talented executive officers and remain competitive, we consider the prevalent labor market for executive talent generally and at companies with whom we compete for talent within our business sector in China.  To this end, our Compensation Committee annually collects compensation data from proxy filings by publicly-traded companies that we consider to be our peer companies.  We compile the total compensation paid to the named executive officers of our peer companies and, where available, the amount of base salary, equity-based compensation and other benefits paid by our peer companies to their named executive officers in similar positions to our named executive officers.  We then evaluate the total compensation paid to our named executive officers, as well as the individual elements of the pay package, against the compensation paid to individuals in the same or similar position of our peer companies.  Generally speaking, we aim to set our total compensation so that it is in the median of the total compensation paid by our peer companies to ensure the competitiveness of our compensation.

When determining which companies should be included in our peer group, our Compensation Committee generally focuses on successful or growing companies in the middle-market technology sector in China that are publicly-traded in the U.S. and surveys companies that it believes compete with us in attracting upper-level management. Such peer group includes, for examples:

●	SINA Corporation
●	NetEase.com, Inc.
●	Baidu.com, Inc.
●	Shanda Interactive Entertainment Ltd.
●	The9 Limited
●	KongZhong Corporation
●	Ctrip.com International, Ltd.

 Other Considerations

In addition to the use of benchmarking in setting executive compensation levels, the Compensation Committee takes into consideration the following additional factors when setting the performance-based cash bonus:

●	Key financial measurements such as revenue, operating profit, earnings per share and operating margins;
●	Revenue growth percentage compared with selected competitors to indicate our growth or loss in market share;
●	Promoting commercial excellence by launching new or continuously improving products or services;
●	Being a leading market player and attracting and retaining customers;
●	Achieving excellence in each named executive officer’s business area of responsibility; and
●	Supporting our values by promoting a culture of integrity and adherence to our code of conduct.

The mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards.  The Compensation Committee seeks to balance compensation elements that are based on financial, operational and strategic metrics with others that are based on subjective judgments of each named executive officer’s performance.

Elements of Compensation

Generally

Our named executive officers’ pay is composed of three main components: base salary, annual performance-based cash bonus and long-term equity awards.  We do not target a specific weighting of these three components or use a prescribed formula to establish pay levels.  Rather, our Compensation Committee considers changes in our business, external market factors and its financial position each year when determining pay levels and allocating between long-term and short-term compensation for its named executive officers, and considers management’s business development goals for the year in setting target bonus levels and performance-based milestones.

According to a recent industry compensation survey, Chinese Internet companies are increasingly paying a higher percentage of the total cash compensation paid to their top management in the form of discretionary cash bonuses.  We are part of this trend because we believe that it is consistent with our objective of rewarding the outstanding performance of our named executive officers.  However, in setting cash compensation levels, we have favored a balance in which base salaries are generally targeted at slightly below the peer average and a bonus opportunity that is targeted at slightly above the average.  As a result, our named executive officers generally receive a slightly lower base salary than the median base salaries paid to executives in similar positions at our peer companies and their discretionary performance-based cash bonus opportunities are generally higher than their counterparts’ at our peer companies.  We feel that this bonus structure provides the named executive officer a substantial incentive to meet or exceed his or her performance goals.

We include an equity incentive component as part of our compensation package because we believe equity incentives align the long-term interests of our named executive officers with those of our stockholders by linking a significant portion of compensation to stockholder value, because the value of granted equity awards increases or decreases in line with any increase or decrease in the market price of our common stock.  Our 2000 Stock Incentive Plan, which was initially approved by our stockholders in 2000 and amended with the approval of our stockholders in 2006, provides us with the ability to make equity-based awards in various forms, including stock options and restricted stock units.

The cash and equity components of compensation are supplemented by various other benefits that provide for housing allowances, tax equalization, tuition/training reimbursement, health, life, travel and disability benefits, and severance benefits.

Annual cash compensation

Base Salary

We include base salary as part of each named executive officer’s compensation package because we believe that it is appropriate that some amount of the named executive officers’ compensation be provided in a fixed amount of cash, in order to provide our executive officers with a basic level of annual income security.  When deciding upon an appropriate base salary for each named executive officer, the Compensation Committee considers the named executive officer’s previous salary, the amounts paid to the named executive officer’s peers both within and outside our company, and the named executive officer’s prior performance. Decisions regarding salary increases take similar matters into account.

The base salary increases from 2006 to 2007 for our named executive officers were as follows:

	2006 Base	2007 Increase		2007 Base Salary
Name	Salary	Amount	Percentage	Effective January 1, 2007
Charles Zhang	$230,000	$20,000	8.70%	$250,000
Carol Yu	$230,000	$ 0	0.00%	$230,000
Xin (Belinda) Wang	$120,000	$30,000	25.00%	$150,000
Yu Gong	$120,000	$30,000	25.00%	$150,000

We substantially increased certain named executive officers’ base salaries in 2007 because the named executive officers were taking on increasing responsibilities.  Moreover, we believe, such increases were necessary to keep our executives’ base salaries competitive with those of our peers.  Our increases remained in line with our practice of providing base salaries that are generally a bit below the median of those paid by our peer companies.

The base salary increases from 2007 to 2008 for our named executive officers were as follows:

	2007 Base	2008 Increase		2008 Base Salary
Name	Salary	Amount	Percentage	Effective January 1, 2008
Charles Zhang	$250,000	$30,000	12.00%	$280,000
Carol Yu	$230,000	$20,000	8.70%	$250,000
Xin (Belinda) Wang	$150,000	$20,000	13.33%	$170,000
Yu Gong	$150,000	$20,000	13.33%	$170,000

We increased named executive officers’ base salaries in 2008 in part because continued depreciation in the value of U.S. dollars as compared to Chinese RMB has caused the effective value of the salaries of these executives to be lower.  Additionally, we believed that it was necessary to make such increases to ensure that the base salaries we pay continue to remain competitive when compared to the salaries paid by our peer companies to individuals in the same or similar positions as our named executive officers.

2007 Executive Bonus Plan

Our 2007 Executive Bonus Plan was intended to establish a direct correlation between the annual cash incentives paid to our named executive officers and our financial and operating performance.  We believe that the annual bonus rewards the high-performing officers who drive results in these areas and provides them with an incentive to sustain this performance over a long Sohu career.  Under the plan, the named executive officers were eligible to receive a cash bonus equal to a percentage of their base salaries based on the attainment of certain corporate performance goals which were established at the beginning of the year.  Once the overall bonus opportunity is calculated, the Chief Executive Officer, with respect to his direct reports (which include all of the named executive officers other than our Chief Executive Officer), or the Compensation Committee, with respect to the Chief Executive Officer, has the discretion to adjust the bonus opportunity based upon such named executive officer’s individual performance during the year of up to 150%. Some or all of the following factors are taken into account when making adjustments: 1) progress towards achieving specified objectives; 2) achievement of short-term versus long-term objectives; 3) comparison between our products or services, and similar products and services of our competitors; 4) leadership of the named executive officer; and 5) special contributions, if any.  The bonus eligibility as a percentage of base salary, after any discretionary adjustment, varied with respect to each named executive officer as set forth below.

Name	2007 Threshold Bonus Opportunity (as a % of base salary)	2007 Targeted Bonus Opportunity (as a % of base salary)	2007 Maximum Bonus Opportunity (as a % of base salary)
Charles Zhang	0%	47.55%	105.68%
Carol Yu	0%	48.25%	107.63%
Xin (Belinda) Wang	0%	46.50%	102.75%
Yu Gong	0%	46.50%	102.75%

On March 26, 2007, our Compensation Committee established the bonus components for each named executive officer as a percentage of their bonus opportunity.  For 2007, our Compensation Committee selected the bonus components and weighting as set forth below for our named executive officers.

	Performance Bonus Components
Name	Overall Corporate Performance Results	Advertising Results	Non-Advertising Results	Technology and Product Results	Total
Charles Zhang	50%	20%	0%	30%	100%
Carol Yu	50%	0%	0%	50%	100%
Xin (Belinda) Wang	40%	60%	0%	0%	100%
Yu Gong	40%	20%	40%	0%	100%

For 2007, with respect to the overall corporate performance results, advertising results and non-advertising results, our Compensation Committee selected the following performance objectives:  (i) GAAP Revenue (weighted 35%), (ii) Non-GAAP Net Income (weighted 35%) and (iii) our GAAP Revenue growth, as a percentage, compared with the GAAP Revenue growth, as a percentage, of our peers which are identified above (weighted 30%).  Non-GAAP Net Income is calculated by taking the GAAP Net Income from our audited financial statements and adding back in the compensation cost of the share-based awards granted to employees under Statement of Financial Accounting Standard 123R.  We use Non-GAAP Net Income because the amount of share-based compensation expense cannot be anticipated by our management and business line leaders and is not included in our annual budgets and quarterly forecasts.  In addition, share-based compensation expense does not involve any upfront or subsequent cash outflow, and therefore we do not factor this in when evaluating and approving expenditures or when determining the allocation of our resources to business segments.  As a result, our performance measures are based on non-GAAP financial measures that exclude share-based compensation expense.  With respect to the objectives in (i) and (ii) above, the total bonus opportunity (e.g., with respect to Dr. Zhang, 35% of 50% which was tied to our achieving certain levels of GAAP Revenue and 35% of 50% which was tied to our achieving certain levels of Non-GAAP Net income ) was subject to a sliding scale, determined by our Compensation Committee, whereby the named executive officer was eligible to receive anywhere from zero to 140% of the bonus component based on the actual performance of our company.  With respect to the objective in (iii) above, the total bonus opportunity (e.g., with respect to Dr. Zhang, 30% of 50%) was subject to a sliding scale, determined by our Compensation Committee, whereby the named executive officer was eligible to receive anywhere from 70% to 130% of the bonus component based on the actual performance of us vis-à-vis our peers.  For 2007, with respect to technology and product results, the named executive officer was entitled to the percentage of the total bonus opportunity if certain milestones were met with respect to the research and development of certain technology and products, as determined by our Compensation Committee.  Such milestones included: 1) if there was a plan for a new product, whether such product was launched on time; 2) if there was a plan for developing several products, whether the new products met expectation; and 3) for existing products, whether there was any improvement in such products and whether there was any increase in the numbers of the product’s registered and active users.  This bonus component was subject to adjustment based upon a sliding scale, determined by our Compensation Committee, whereby the named executive officer was eligible to receive anywhere from zero to 150% of the bonus component based upon our Chief Executive Officer’s evaluation, with respect to his direct reports (which include all of the named executive officers other than our Chief Executive Officer), and our Compensation Committee’s evaluation, with respect to the Chief Executive Officer, of the named executive officer’s actual performance with respect to the technology and product milestones.

The Compensation Committee believes that these criteria are consistent with the overall goals and long-term strategic direction that our Board of Directors has set for our company and are closely related to or reflective of financial performance, operational improvements, growth and return to stockholders.

In establishing the goals, our Compensation Committee set threshold, target and maximum levels of attainment.  The target performance levels are based on our performance budget and are intended to reward superior performance relative to our peers taking into consideration the market conditions and industry trends that affect us.  The target performance levels for each measure are intended to be reasonably attainable given maximum effort on the part of our named executive officers.

The amounts actually paid to our named executive officers based on our financial results described above, the attainment of the technology and product milestones, if applicable to the named executive officer, and in each case as adjusted by our Chief Executive Officer or the Compensation Committee, as applicable, for individual performance, are set forth in the Summary Compensation Table below.

2008 Executive Bonus Plan

In 2008, our Compensation Committee established our 2008 Executive Bonus Plan on the same premises and tenets described above under the 2007 Executive Bonus Plan.  The 2008 Executive Bonus Plan is essentially identical to the 2007 plan except with respect to the bonus components and the weight given to each bonus component.  For 2008, our Compensation Committee selected the bonus components and weighting as set forth below for our named executive officers.

	Performance Bonus Components
Name	Overall Corporate Performance Results	Advertising Results	Non-Advertising Results	Technology and Product Results	Total
Charles Zhang	50%	20%	10%	20%	100%
Carol Yu	50%	-	20%	30%	100%
Xin (Belinda) Wang	40%	60%	-	-	100%
Yu Gong	40%	20%	20%	20%	100%

Our Compensation Committee readjusted certain bonus components and the weighting given to each component in 2008 as compared to 2007 with respect to certain of the named executive officers due to a reallocation of certain named executive officers’ responsibilities within our company.  Dr. Gong has been assigned more responsibilities in technology and products and, as a result, his percentage relating to those results was increased from 0% to 20%.  Dr. Zhang’s and Ms. Yu’s percentages relating to technology and product results were reduced from 30% to 20% and 50% to 30%, respectively, because they have less responsibility in this area in 2008. As a result of the changes in the bonus components and the weighting from 2007 to 2008, the total bonus opportunity with respect to Carol Yu, as a percentage of base salary, before any discretionary adjustment as described above has been made, has changed from 2007 from a targeted bonus opportunity of 48.25% to 47.55% in 2008 and a maximum bonus opportunity from 107.63% to 105.67% in 2008.

Annual Equity Compensation - Stock options and Restricted Stock Units

Our equity-based compensation program is designed to recognize the scope of the named executive officers’ responsibilities, reward demonstrated performance and leadership, motivate future superior performance, align the interests of the named executive officers with the interests of our stockholders and retain the named executive officers through the terms of the awards.  The vesting terms of the equity-based compensation require continued service to receive any payout and therefore encourage continuity in our management.  When determining the level of equity-based compensation to provide to our named executive officers, we endeavor to be in the median of our peer companies.

We historically have granted stock options to our named executive officers.  Stock options only have value to the extent the price of our common stock on the date of exercise exceeds the exercise price on grant date, and thus are an effective compensation element only if the stock price grows over the term of the award.  In this sense, stock options are a motivational tool.  Beginning in July 2006, however, we began granting restricted stock units to our named executive officers.  Unlike stock options, restricted stock units offer executives the opportunity to receive shares of our common stock on the date the restriction lapses.

We believe that restricted stock units are more effective than stock options in compensating our named executive officers because they will reward and serve to retain named executive officers during times where our stock price remains stable, as there is value to the restricted stock units upon vesting even if the market price of our common stock has not increased since the grant date.  The rewards to our named executive officers are even greater if the market price of our common stock has risen, and thus our named executive officers’ interests are aligned with those of our stockholders.  Further, our practice of granting restricted stock units is consistent with recent trends in China.  As a result, we believe it necessary to offer restricted stock units to our named executive officers to be able to continue to attract and retain qualified management.  Additionally, due to the substantial value restricted stock units provide our named executive officers, we are able to grant the named executive officers fewer restricted stock units than the number of stock options that would have been required to provide the same economic incentive.  Finally, grants of both stock options and restricted stock units are expensed under Statement of Financial Accounting Standards 123 (revised 2004), Share-Based Payment (SFAS 123R), or “SFAS 123R.”  Although each restricted stock unit grant generally results in a higher compensation expense than would an option to purchase one share of common stock at fair market value, we have reduced the number of restricted stock units we grant sufficiently, in comparison to the number of stock options we would otherwise have granted, to cause the overall share-based compensation expense to actually be lower than it would have been if we had granted stock options.  When determining the appropriate combination of stock options and restricted stock units, our goal is to weigh the reduction in our overall reported earnings as a result of these grants against their potential benefits as a compensation tool.

All equity-based compensation is awarded pursuant to our 2000 Stock Incentive Plan and, in order to retain executive talent, is awarded once a year.  Generally, our decisions to make equity-based compensation grants are independent of our cash compensation program decisions.  Since we began granting restricted stock units, we have attempted to provide our named executive officers the same overall equity benefit they would have received had they been granted stock options.  When making any grant, we consider the grant size and the appropriate combination of stock options and restricted stock units.  To do so, we make certain assumptions about our stock price to determine the value of any proposed grant to a named executive officer.  We then compare the proposed equity grant to the equity compensation provided by our peer companies to ensure that the total equity compensation paid to the named executive officer is in the median of our peer companies.

Other components of compensation

Our named executive officers receive various other benefits, such as housing allowances, tax equalization, tuition/training reimbursement and health, life, travel and disability insurance.  We believe that these other benefits are reasonable, competitive (as it is customary for Chinese companies to provide such benefits to their named executive officers) and consistent with our overall compensation program.  Further, companies within our peer group in China provide similar benefits to their named executive officers, and we believe that it is necessary to do the same for retention and recruitment purposes.

Both Dr. Zhang and Ms. Yu are provided with a tax equalization benefit under their employment agreement.  Dr. Zhang and Ms. Yu only pay 15% of their individual income tax, with our company bearing the remaining tax required by law.  We believe that providing this benefit to executive officers is customary in China and necessary for us to continue attracting talented individuals.

Severance Benefits

Under Chinese law, we must pay severance to all employees who are Chinese national and who are terminated without cause or terminate their employment with us for good reason, or whose employment agreement expires and we do not continue their employment.  The severance benefit required to be paid under Chinese law equals the average monthly compensation paid to the terminated employee (including any bonuses or other payments made in the twelve months prior to the employee’s termination) multiplied by the number of years the employee has been employed with us, plus an additional month’s salary if thirty days’ prior notice of such termination is given.  However, if the average monthly compensation to be received by the terminated employee exceeds three times the average monthly salary of the employee’s local area as determined and published by the local government, such average monthly compensation shall be capped at three times the average monthly salary of the employee’s local area.  However, we believe that it is important, for recruiting and retention, to provide certain of our named executive officers with severance benefits beyond those required by Chinese law to help minimize the financial stress in the event of job loss. As a result, we provide additional severance pay and benefit continuation to certain of our named executive officers to help bridge the time until they secure new employment.

With respect to Dr. Zhang, Ms. Wang and Dr. Gong, in addition to the severance benefit he or she would be entitled to receive under Chinese law upon a termination without cause or a resignation for good reason, or if we do not continue his or her employment upon expiration of the employment agreement, we are also obligated to pay him or her the monthly housing allowance multiplied by the number of years he or she has been employed with us, the continuation of his or her insurance benefits for the lesser of (i) six months and (ii) the remainder of the term of his or her employment agreement (the “severance period”), and his or her monthly salary during the severance period. Dr. Zhang, Ms. Wang and Dr. Gong would also be entitled to receive a payment of the bonus for the remainder of the year in which he or she was terminated to the extent that the bonus would have been earned had his or her employment continued through the end of such year.

Ms. Yu is not entitled to the severance benefits afforded under Chinese law because she is not a Chinese national.  Rather, she is entitled to severance benefits based on her employment agreement with us.  With respect to Ms. Yu, if we terminate her without cause or she terminates her employment with us for good reason, we are obligated to pay her (1) her monthly base salary in effect on the date of termination during the severance period, (2) her monthly housing allowance during the severance period and (3) the continuation of her insurance benefits during the severance period. She would also be entitled to receive a payment of the bonus for the remainder of the year in which she was terminated to the extent that the bonus would have been earned had Ms. Yu’s employment continued through the end of such year.

Compensation for Independent Directors in 2007

Non-management directors’ compensation is guided by the following goals:  compensation should fairly pay directors for work required in a company of our size and scope; compensation should align directors’ interests with the long-term interest of stockholders; and the structure of the compensation should be simple, transparent and easy for stockholders to understand.  The compensation of non-management directors in 2007 is described in the narrative following the Director Compensation Table below.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (or “CD&A”) for the year ended December 31, 2007 with management.  Based on the review and discussion, the Compensation Committee recommended to our Board of Directors that the CD&A be included in this Proxy Statement.

Respectfully submitted, COMPENSATION COMMITTEE Dr. Edward B. Roberts Dr. Dave Qi

SUMMARY COMPENSATION TABLE (1)

The following table sets forth the compensation during the fiscal years ended December 31, 2007 and December 31, 2006 to our CEO, CFO and our two other most highly compensated executive officers.  All of these individuals are collectively referred to as the named executive officers.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(2)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Charles Zhang	2007	$250,000	$68,030	$336,427	$134,269	$230,926	$1,019,652
Chairman of the Board and	2006	$230,000	$161,918	$19,752	$139,932	$217,247	$768,849
Chief Executive Officer
Carol Yu	2007	$230,000	$280,030	$246,258	$157,333	$148,606	$1,062,227
Co-President and Chief	2006	$230,000	$572,163	$19,752	$137,448	$60,168	$1,019,531
Financial Officer
Xin (Belinda) Wang	2007	$150,000	$61,627	$298,717	$110,370	$34,229	$654,943
Co-President and Chief	2006	$120,000	$117,637	$30,047	$70,308	$56,386	$394,378
Marketing Officer
Yu Gong	2007	$150,000	$108,895	$289,067	$89,843	$34,229	$672,034
Chief Operating Officer	2006	$120,000	$221,189	$24,038	$70,308	$20,000	$455,535

(1)
All 2007 annual cash bonuses paid to our named executive officers are reflected in the non-equity incentive plan compensation column of this table and were earned pursuant to our 2007 Executive Bonus Plan.

(2)
For 2007, represents expense recognized with respect to stock options and restricted stock units, as applicable, granted from January 1, 2002 through December 31, 2007, in accordance with SFAS 123R.  For awards granted in 2007, see the “Grants of Plan-Based Awards Table” below.  See Note 18, “Shareholders’ Equity” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for the relevant assumptions we used to determine the valuation of our stock and option awards in 2007.

(3)	All compensation earned in 2007 under our 2007 Executive Bonus Plan was paid on March 20, 2008.

(4)	The table below shows the components of this column for 2007, which include housing allowances, tax equalization and premiums paid for health, life and disability insurance.

Name	Housing Allowances	Tax Equalization	Health, Life, Travel and Disability Insurance	Total
Charles Zhang	$60,000	$158,879	$12,047	$230,926
Carol Yu	$55,000	$81,103	$12,503	$148,606
Xin (Belinda) Wang	$25,000	-	$9,229	$34,229
Yu Gong	$25,000	-	$9,229	$34,229

GRANTS OF PLAN-BASED AWARDS

The following table sets forth a summary of all grants of plan-based awards including estimated payouts under our 2007 Executive Bonus Plan, made to our named executive officers during the fiscal year ended December 31, 2007.

		Estimated Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	or Units (#)(2)	and Option Awards
Charles Zhang	N/A	$0	$118,875	$264,200	—	—
	02/28/07	—	—	—	30,000	$688,350
Carol Yu	N/A	$0	$110,975	$247,549	—	—
	02/28/07	—	—	—	21,000	$481,845
Xin (Belinda) Wang	N/A	$0	$69,750	$154,125	—	—
	02/28/07	—	—	—	25,000	$573,625
Yu Gong	N/A	$0	$69,750	$154,125	—	—
	02/28/07	—	—	—	25,000	$573,625

(1)
The amounts shown represent the range of non-equity incentive bonus opportunities for each named executive officer under our 2007 Executive Bonus Plan.  The plan is described in detail in the “Compensation Discussion and Analysis” above.  Payment of bonuses under our 2007 Executive Bonus Plan was made on March 20, 2008, and actual payments are reflected in the “Summary Compensation Table” in the column titled “Non-Equity Incentive Plan Compensation.”

(2)
All stock awards were granted under our 2000 Stock Incentive Plan, as amended and relate to our common stock.  The stock awards were granted in the form of restricted stock units. The terms of the restricted stock units are described in the section below entitled “Terms of Stock Option and Restricted Stock Unit Awards Granted under our 2000 Stock Incentive Plan, as amended.”

Executive Employment Agreements

We normally enter into three-year employment agreements with our named executive officers.  Under these employment agreements, the named executive officers are generally entitled to (i) annual base salaries; (ii) annual performance-based cash bonus; and (iii) equity incentive compensation, in the form of stock options and restricted stock units, all as represented in the Summary Compensation Table for 2007.  The employment agreements may also provide for the following additional benefits for the named executive officers: vacation time, sick leave, health and medical insurance, life and disability insurance, housing allowances, tuition/training reimbursement and tax equalization.

The employment agreements generally provide for continued employment until termination by either party.  We may terminate any of the named executive officers’ employment with or without cause at any time.  However, if the termination is without cause, we must provide the named executive officer with 30 days’ prior notice of termination.  If we terminate without cause or a named executive officer terminates his or her employment for good reason (each as defined below under the heading “Potential Payments Upon Termination or Change-in-Control”), the named executive officer will be entitled to the following, except as noted below:

•
Payments equal to the named executive officer’s monthly base salary (which includes his or her housing allowance) in effect on the date of termination for the shorter of (i) six months and (ii) the remainder of the term of the named executive officer’s employment agreement; and

•	Insurance benefits for so long as we are obligated to pay severance.

Notwithstanding the provisions above with respect to our severance obligations, if, under the applicable People’s Republic of China (or PRC) law, any portion of the employment agreements is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion will be deemed to be modified or altered to conform to such applicable statue, rule, regulation or ordinance, or, if that is not possible, to be omitted from such agreement.  As such, PRC law will be applied if, at the time of such determination, the severance benefit provided under PRC law is greater than that which the named executive officer would be entitled to receive under his or her employment agreement.

In addition, if we terminate a named executive officer’s employment without cause and the termination is within the one-year period following a change-in-control (as defined below in under the heading “Potential Payments Upon Termination or Change-in-Control”) of us, except as noted below, all of the named executive officer’s stock options and other stock awards will become immediately exercisable.

Also, if we terminate a named executive officer’s employment agreement without cause, if a named executive officer terminates his or her employment agreement for good reason or if a named executive officer dies or becomes disabled, the named executive officer will be entitled to receive the bonus to which he or she would have been entitled had he or she continued to be employed through the end of the then current year.

The employment agreements also require the named executive officers to enter into agreements providing for (i) assignment of intellectual property, (ii) confidential treatment of our proprietary information and (iii) during the term of their employment and for the following year, (a) non-solicitation of our employees, contractors, customers, suppliers and partners and (b) non-competition with us.

If a named executive officer violates the confidentiality, non-solicitation, non-competition and assignment of intellectual property agreement after the termination of his or her employment:

•	the named executive officer will not be entitled to any further payments from us;
•	any insurance or other benefits that have continued will terminate immediately; and
•	the named executive officer must reimburse us for any severance payments previously made by us to the named executive officer.

Terms of Stock Option and Restricted Stock Unit Awards Granted under our 2000 Stock Incentive Plan, as amended.

All equity awards granted in 2007 were granted pursuant to our 2000 Stock Incentive Plan, as amended, and provide for the following terms, as appropriate.

Stock Options

We did not grant any stock options to our named executive officers in 2007 or 2006.  However, stock options granted prior to 2006, which are reflected in the “Outstanding Equity Awards at Fiscal Year End Table,” are subject to the following terms and conditions.  Unless our Compensation Committee determines otherwise, twenty-five percent of the stock options vest on the first anniversary of the grant date and the remaining 75% vest ratably in 3-month intervals over the next 3 years with 100% vesting occurring on the fourth anniversary of the grant date.  The exercise prices of the stock options were determined based on the fair market value of a share of our common stock on the date of grant.  Under our 2000 Stock Incentive Plan, the fair market value is determined as of the last business day for which the prices or quotes for our common stock are available prior to the date an option is granted and means the average, on such date, of the high and low prices of our common stock on the Nasdaq Global Select Market.  The stock options are only exercisable into our common stock and have a term of 10 years.

As described above under the heading “Employment Agreements,” if we terminate any named executive officer’s employment without cause and the termination is within the one-year period following a change-in-control, all of such named executive officer’s stock options and other stock awards will become immediately exercisable.

Restricted Stock Units

Under our 2000 Stock Incentive Plan, as amended, we may grant restricted stock units which represent the right to receive, upon vesting, at the discretion of our Compensation Committee, either one share of our common stock for each unit vested or an amount of cash equal to the then market value of one share of our common stock for each unit vested, in each case subject to any additional or different terms set forth in the applicable award agreement.  Restricted stock units granted to date may only settle upon vesting in our common stock, and we expect that generally we will continue to grant restricted stock units that may only settle upon vesting in our common stock.  With respect to restricted stock units granted to our named executive officers, twenty-five percent of the restricted stock units vest each year, beginning on the first anniversary of the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth a summary of all outstanding equity awards granted by us and held by each of our named executive officers as of December 31, 2007.

	Option Awards (1)						Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Charles Zhang	10,938	(2)	-		$1.18	1/31/2012	3,000	(6)	$163,560
	37,500	(3)	-		$8.39	1/10/2013	30,000	(8)	$1,635,600
	9,000	(4)	-		$34.51	1/2/2014
	20,625	(5)	9,375	(5)	$22.86	7/26/2015
Carol Yu	140,625	(5)	9,375	(5)	$23.17	3/23/2014	3,000	(6)	$163,560
	24,375	(5)	5,625	(5)	$16.84	7/27/2014	21,000	(8)	$1,144,920
	27,500	(5)	12,500	(5)	$20.78	7/26/2015
Xin (Belinda) Wang	8,125	(5)	1,875	(5)	$16.84	7/27/2014	3,750	(7)	$204,450
	20,625	(5)	9,375	(5)	$17.65	3/30/2015	25,000	(8)	$1,363,000
Yu Gong	25,000	(9)	-		$31.40	11/17/2013	3,000	(7)	$163,560
	625	(5)	938	(5)	$16.84	7/27/2014	25,000	(8)	$1,363,000
	30,937	(5)	14,063	(5)	$17.65	3/30/2015

(1)	Options and restricted stock unit awards were granted under our 2000 Stock Incentive Plan, as amended, and related to our common stock.
(2)	These options became fully vested on January 31, 2006.
(3)	These options became fully vested on January 10, 2007.
(4)	These options were granted to Dr. Zhang in consideration of his services as our director and they became fully vested on January 2, 2005.
(5)
Twenty-five percent of the initial option grant vests on the first anniversary of the grant date and 6.25% of the options vests quarterly thereafter.  The grant date of each option is listed on the table below by reference to the expiration date set forth in the above table.

Grant Date	Expiration Date
1/31/2002	1/31/2012
1/10/2003	1/10/2013
11/17/2003	11/17/2013
1/2/2004	1/2/2014
3/23/2004	3/23/2014
7/27/2004	7/27/2014
3/30/2005	3/30/2015
7/26/2005	7/26/2015

(6)	Twenty-five percent of the restricted stock units vest each year beginning on the first anniversary of July 25, 2006, the grant date.
(7)	Twenty-five percent of the restricted stock units vest each year beginning on the first anniversary of July 9, 2006, the grant date.
(8)	Twenty-five percent of the restricted stock units vest each year beginning on the first anniversary of February 28, 2007, the grant date.
(9)	These options became fully vested on November 18, 2007.

OPTION EXERCISES AND STOCK VESTED

The following table summarizes the value realized by our named executive officers in connection with the exercise of stock options and the vesting of restricted stock units during the fiscal year ended December 31, 2007.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Charles Zhang	—	—	1,000	$30,760
Carol Yu	—	—	1,000	$30,760
Xin (Belinda) Wang	10,048	$551,876	1,250	$42,450
Yu Gong	3,437	$29,249	1,000	$33,960

(1)	Reflects shares received pursuant restricted stock units granted under Sohu.com Inc.’s 2000 Stock Incentive Plan.

PENSION BENEFITS

We do not have any plans that provide for payments or other benefits at, following, or in connection with retirement nor do we have any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Severance Benefits and Change-in-Control Arrangements

As discussed in the narrative description following the “Grants of Plan-Based Awards Table,” we have entered into employment agreements with each of our named executive officers.  These agreements, along with Chinese law requirements which are discussed in the Compensation Discussion and Analysis under the heading “Severance Benefits”, provide for certain payments and other benefits if a named executive officer’s employment with us is terminated under circumstances specified in his or her respective agreement, including a change-in-control of us.  Chinese law requirements also provide for certain payments and benefits if an employment agreement is not renewed.  A named executive officer’s rights upon the termination of his or her employment will depend upon the circumstances of the termination.  Central to an understanding of the rights of each named executive officer under the employment agreements is an understanding of the definitions of “cause,” “change-in-control,” “good reason,” and “disability” that are used in those agreements.  For purposes of the employment agreements such terms have the following meanings:

“cause” means:

•	willful misconduct or gross negligence by the named executive officer, or any willful or grossly negligent omission to perform any act, resulting in injury to us;

•	misconduct or negligence of the named executive officer that results in gain or personal enrichment of the named executive officer to our detriment;

•
breach of any of the named executive officer’s agreements with us, including, but not limited to, the repeated failure to perform substantially the named executive officer’s duties to us, excessive absenteeism or dishonesty;

•
any attempt by the named executive officer to assign or delegate his or her employment agreement or any of the rights, duties, responsibilities, privileges or obligations thereunder without our prior consent (except in respect of any delegation by the named executive officer of his employment duties thereunder to our other employees in accordance with our usual business practice);

•
the named executive officer’s indictment or conviction for, or confession of, a felony or any crime involving moral turpitude under the laws of the United States or any State thereof, or under the laws of China or Hong Kong;

•	declaration by a court that the named executive officer is insane or incompetent to manage his or her business affairs;

•	habitual drug or alcohol abuse which materially impairs the named executive officer’s ability to perform his or her duties; or

•	filing of any petition or other proceeding seeking to find the named executive officer bankrupt or insolvent.

“change-in-control” means the occurrence of any of the following events:

•
any person (within the meaning of Section 13(d) or Section 14(d)(2) of the Securities Exchange Act of 1934) other than us, any trustee or other fiduciary holding securities under an employee benefit plan of Sohu or any corporation owned, directly or indirectly, by our stockholders in substantially the same proportion as their ownership of our common stock, becomes the direct or beneficial owner of securities representing 50% or more of the combined voting power of our then-outstanding securities;

•
during any period of two (2) consecutive years after the date of the named executive officer’s employment agreement, individuals who at the beginning of such period constitute our Board of Directors, and all new directors (other than directors designated by a person who has entered into an agreement with us to effect a transaction described in the first, third and fourth bullet point of this definition) whose election or nomination to our Board was approved by a vote of at least two-thirds of the directors then in office, cease for any reason to constitute at least a majority of the members of our Board;

•
the effective date of a merger or consolidation of us with any other entity, other than a merger or consolidation which would result in our voting securities outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity;

•	our complete liquidation or the sale or disposition by us of all or substantially all of our assets; or

•
there occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Securities and Exchange Act of 1934, whether or not we are then subject to such reporting requirements.

“disability” means the named executive officer becomes physically or mentally impaired to an extent which renders him or her unable to perform the essential functions of his or her job, with or without reasonable accommodation, for a period of six consecutive months, or an aggregate of nine months in any two year period.

“good reason” means the occurrence of any of the following events without the named executive officer’s express written consent, provided that the named executive officer has given notice to us of such event and we have not remedied the problem within fifteen (15) days:

•
any significant change in the duties and responsibilities of the named executive officer inconsistent in any material and adverse respect with the name executive officer’s title and position (including status, officer positions and reporting requirements), authority, duties or responsibilities as contemplated by the named executive officer’s employment agreement.

•
any material breach by us of the employment agreement with the named executive officer, including without limitation any reduction of the named executive officer’s base salary or our failure to pay to the named executive officer any portion of his or her compensation; or

•
the failure, in the event of a change-in-control in which we are not the surviving entity, of the surviving entity or the successor to our business to assume the named executive officer’s employment agreement pursuant to its terms or to offer the named executive officer employment on substantially equivalent terms to those set forth in such employment agreement.

Potential Payments

The table that follows summarizes the estimated potential post-employment compensation that would have been payable to our named executive officers if the named executive officers’ employment was terminated as described in the table below on December 31, 2007.  Such amounts do not reflect any actual payments to be received by the named executive officers.  In addition, for purposes of the calculations, we have assumed that the fair market value of our common stock is $54.52, which was the closing price of our common stock as quoted on the Nasdaq Global Select Market on December 31, 2007, the last trading day during fiscal 2007.

Name	Compensation Element	Voluntary Resignation for Good Reason	Death or Disability	Involuntary Termination		Change in Control
				Without Cause	For Cause	Voluntary Resignation for Good Reason	Involuntary Termination within 12 months
							Without Cause	For Cause
Charles Zhang	Severance Pay (1)	$ 229,167(2)	$0	$229,167 (2)	$0	$229,167 (2)	$229,167 (2)	$0
	Housing Allowance (1)	$55,000	$0	$55,000	$0	$55,000	$55,000	$0
	Bonus	$0(3)	$0(4)	$0(3)	$0	$0(3)	$0(3)	$0
	Benefits	$6,024	$0	$6,024	$0	$6,024	$6,024	$0
	Accelerated Vesting of Stock Options and Restricted Stock Unit Awards	$0	$0	$0	$0	$0	$464,274	$0
Total		$290,191	$0	$290,191	$0	$290,191	$754,465	$0
Carol Yu	Severance Pay (1)	$115,000	$0	$115,000	$0	$115,000	$115,000	$0
	Housing Allowance(1)	$27,500	$0	$27,500	$0	$27,500	$27,500	$0
	Bonus	$0(3)	$0(4)	$0(3)	$0	$0(3)	$0(3)	$0
	Benefits	$6,252	$0	$6,252	$0	$6,252	$6,252	$0
	Accelerated Vesting of Stock Options and Restricted Stock Unit Awards	$0	$0	$0	$0	$0	$402,651	$0
Total		$148,752	$0	$148,752	$0	$148,752	$551,403	$0
Xin (Belinda) Wang	Severance Pay (1)	$125,000	$0	$125,000	$0	$125,000	$125,000	$0
	Housing Allowance(1)	$20,833	$0	$20,833	$0	$20,833	$20,833	$0
	Bonus	$0(3)	$0(4)	$0(3)	$0	$0(3)	$0(3)	$0
	Benefits	$4,615	$0	$4,615	$0	$4,615	$4,615	$0
	Accelerated Vesting of Stock Options and Restricted Stock Unit Awards	$0	$0	$0	$0	$0	$397,085	$0
Total		$150,448	$0	$150,448	$0	$150,448	$547,533	$0
Yu Gong	Severance Pay (1)	$75,000	$0	$75,000	$0	$75,000	$75,000	$0
	Housing Allowance(1)	$12,500	$0	$12,500	$0	$12,500	$12,500	$0
	Bonus	$0(3)	$0(4)	$0(3)	$0	$0(3)	$0(3)	$0
	Benefits	$4,615	$0	$4,615	$0	$4,615	$4,615	$0
	Accelerated Vesting of Stock Options and Restricted Stock Unit Awards	$0	$0	$0	$0	$0	$401,318	$0
Total		$92,115	$0	$92,115	$0	$92,115	$493,433	$0

(1)	Severance payments are made ratably over the severance period according our standard payroll practices.
(2)	Dr. Zhang would have been entitled to the severance benefits under PRC law as they would have been greater than his severance benefits under our employment agreement with him.
(3)
In the event of a voluntary resignation for good reason or an involuntary termination without cause, our named executive officers are each entitled to receive payments of the bonus for the remainder of the year of the termination, but only to the extent that the bonus would have been earned had the named executive officers continued in employment through the end of such year, as determined in good faith by our CEO, Board of Directors or our Compensation Committee based on the specific corporate and individual performance targets established for such fiscal year, and only to the extent that bonuses were paid for such fiscal year to other similarly situated employees.  As the table above assumes that each of the named executive officers voluntarily resigned for good reason and/or was terminated without cause as of December 31, 2007, each of the named executive officers would have earned his or her entire bonus for 2007, but no additional bonus would have been due as a result of the termination.

(4)
In the event of a termination of named executive officer’s employment by reason of death or disability, they or their estates or representatives, as applicable, are entitled to receive the bonus for the year in which the death or disability occurs to the extent that a bonus would have been earned had named executive officers continued in employment through the end of such year, as determined in good faith by our CEO, Board of Directors or our Compensation Committee based on the specific corporate and individual performance targets established for such fiscal year, and only to the extent that bonuses are paid for such fiscal year to other similarly situated employees.  As the table above assumes that named executive officers died or became disabled as of December 31, 2007, they would have earned their entire bonus for 2007, but no additional bonus would have been due as a result of the termination.

DIRECTOR COMPENSATION (1)

The following table summarizes the compensation paid to our directors during fiscal year 2007.

Name	Option Awards ($)(2) (4)	Stock Awards ($)(2) (3)	Total ($)
Dave Qi (5)	-	$158,662	$158,662
Shi Wang (6)	-	$158,662	$158,662
Edward B. Roberts (7)	-	$158,662	$158,662
Mary Ma (8)	$6,908	$50,408	$57,316
Charles Huang (9)		$158,662	$158,662
Zhonghan Deng (10)	-	$71,446	$71,446

(1)
Dr. Zhang has been omitted from this table because he receives no compensation for serving on our Board.  All compensation paid to Dr. Zhang in fiscal year 2007 was paid to him in his capacity as Chief Executive Officer and is reported in the “Summary Compensation Table.”

(2)
Represents expense recognized with respect to restricted stock units and stock options, as applicable, granted from January 1, 2002 through  December 31, 2007, in accordance with SFAS 123R.  See Note 18, Shareholders’ Equity” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for the relevant assumptions we used to determine the valuation of our stock and option awards.

(3)
As of December 31, 2007, each of our non-employee directors had the following number of outstanding awards of restricted stock units:  Dave Qi: 7,046; Shi Wang: 0; Edward B. Roberts: 0; Charles Huang: 0; and Zhonghan Deng: 0.

(4)
As of December 31, 2007, each of our non-employee directors had the following number of outstanding stock options:  Dave Qi: 10,000; Shi Wang: 10,000; Edward B. Roberts: 24,000; Charles Huang: 49,000 and Zhonghan Deng: 0.

(5)	The grant date fair value of the 2007 restricted stock units granted to Dave Qi, computed in accordance with SFAS 123R, is $97,778.
(6)	The grant date fair value of the 2007 restricted stock units granted to Shi Wang, computed in accordance with SFAS 123R, is $97,778.
(7)	The grant date fair value of the 2007 restricted stock units granted to Edward B. Roberts, computed in accordance with SFAS 123R, is $97,778.
(8)
Mary Ma resigned as a member of our Board as of April 1, 2007. On January 2, 2007, we granted to Mary Ma 4,092 restricted stock units. All these restricted stock units were forfeited upon Mary Ma’s resignation. As of April 1, 2007, Mary Ma did not have any restricted stock units outstanding. The grant date fair value of the 2007 restricted stock units granted to Mary Ma, computed in accordance with SFAS 123R, is $97,778.

(9)	The grant date fair value of the 2007 restricted stock units granted to Charles Huang, computed in accordance with SFAS 123R, is $97,778.
(10)	The grant date fair value of the 2007 restricted stock units granted to Zhonghan Deng, computed in accordance with SFAS 123R, is $71,446.

Compensation

In 2007, we compensated our non-employee members of our Board of Directors with equity-based compensation. Directors who are our employees do not receive any compensation for their service as a member of our Board of Directors or any committee.  In addition, they are reimbursed for reasonable travel expenses incurred in connection with attending Board of Directors and committee meetings.

Equity Compensation

On February 2, 2007, Drs. Dave Qi and Edward B. Roberts, Messrs. Shi Wang and Charles Huang and Ms. Mary Ma were each granted 4,092 restricted stock units. 50% of such restricted stock units vested on July 1, 2007 and the remaining 50% vested on December 31, 2007, except that, as a result of her resignation on April 1, 2007, Ms. Ma’s restricted stock units expired without vesting.  On April 13, 2007, Dr. Zhonghan Deng was granted 3,069 restricted stock units, 50% of which vested on July 1, 2007 and 50% of which vested on December 31, 2007.

In addition, effective as of the first business day of each calendar year, each non-employee director will be granted such number of restricted stock units as is equal to $100,000 divided by the average of the daily closing prices of shares of our common stock on the Nasdaq Global Select Market for the month of December immediately preceding such effective date as reported by the Nasdaq Global Select Market, with 50% of such restricted stock units vesting on July 1 of each such calendar year and the remaining 50% vesting on December  31 of each such calendar year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2007, none of the members of our Compensation Committee was our current or former officer or employee.

No member of our Compensation Committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.  No member of our Compensation Committee during 2007 was our officer or an officer of any of our subsidiaries.

None of our executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other organization, one of whose executive officers served as a member of our Board of Directors or Compensation Committee.

Proposal II. Ratification of Appointment of Independent Auditors

Our Audit Committee of our Board of Directors has selected PricewaterhouseCoopers as our independent auditors for the fiscal year ending December 31, 2008.  PricewaterhouseCoopers has served as our independent auditors since 2000.  Representatives of PricewaterhouseCoopers will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions. Stockholder ratification of our independent auditors is not required under Delaware law or under our Sixth Restated Certificate of Incorporation or our Amended and Restated By-Laws. If our stockholders do not ratify the selection of PricewaterhouseCoopers as our independent auditors for the current fiscal year ending December 31, 2008, our Audit Committee will evaluate what would be in our best interests and our stockholders and consider whether to select new independent auditors for the current fiscal year or for future fiscal years.  Unless otherwise instructed on the proxy, properly executed proxies will be voted in favor of ratifying the appointment of PricewaterhouseCoopers to audit our books and accounts for the fiscal year ending December 31, 2008.

PRINCIPAL ACCOUNTANT FEES, SERVICES AND PRE-APPROVAL PROCESS

Audit fees

The aggregate fees billed by PricewaterhouseCoopers for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2007, including the reviews of the financial statements included in our Quarterly Reports on Form 10-Q, assistance with Securities Act filings and the audit of management’s assertion as to the effectiveness of internal control over financial reporting required under Item 308 of Regulation S-K, were $1,337,000.

The aggregate fees billed by PricewaterhouseCoopers for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2006, including the reviews of the financial statements included in our Quarterly Reports on Form 10-Q, assistance with Securities Act filings and the audit of management’s assertion as to the effectiveness of internal control over financial reporting required under Item 308 of Regulation S-K, were $956,000.

Audit-Related Fees

For the fiscal year ended December 31, 2007, there were no audit-related fees billed by PricewaterhouseCoopers for audit-related services rendered to us. The aggregate fees billed by PricewaterhouseCoopers for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, and are not reported above, were $48,000 for the fiscal year ended December 31, 2006. Such services for fiscal 2006 are attributable to the audit of financial statements in connection with our acquisition of 21 East Entertainment Limited, an entertainment provider in China.

Tax Fees

The aggregate fees billed by PricewaterhouseCoopers for professional services rendered for U.S. and People’s Republic of China tax compliance, tax advice, and tax planning were $172,000 for the fiscal year ended December 31, 2007 and $70,125 for the fiscal year ended December 31, 2006. Such services for fiscal 2007 and 2006 mainly consisted of tax planning advisory services, related to our income tax in the U.S. and the People’s Republic of China.

All Other Fees

The aggregate fees billed by PricewaterhouseCoopers for other services related to the subscription of PricewaterhouseCoopers’ accounting database were $1,500 for the fiscal year ended December 31, 2007 and $3,084 for the fiscal year ended December 31, 2006.

Pre-Approval Process

Our Audit Committee will consider annually for pre-approval a list of specific services and categories of services, including audit and audit-related, tax and other services, for the upcoming or current fiscal year to be provided by the independent auditors.  Thereafter, our Audit Committee’s policy is to pre-approve all such services as it deems advisable.  Any service that is not included in the approved list of services or that does not fit within the definition of a pre-approved service is required to be presented separately to our Audit Committee for consideration at our next regular meeting or, if necessary, by other means of communication.  In 2007 and 2006, our Audit Committee pre-approved all services provided by PricewaterhouseCoopers.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS AS INDEPENDENT AUDITORS.

Miscellaneous

Code of Ethics

We have adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  A copy of the code of ethics is filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and can be found on our website at www.sohu.com.  In addition, copies of our code of ethics may be obtained free of charge by writing to Erin Sheng, Sohu.com Inc., Level 12, Sohu.com Internet Plaza, No. 1 Unit Zhongguancun East Road, Haidian District, Beijing 100084, People’s Republic of China.

Other Matters

Our Board of Directors is not aware of any matter, other than those described above, that may come before the Annual Meeting.  However, if any matters are properly presented to the meeting for action, it is intended that the persons named in the enclosed proxy will vote on such matters in accordance with their best judgment.

Communications with Directors

Our Board of Directors has not established a formal process for stockholders to send communications to our Board of Directors and individual directors.  However, the names of all directors are available to stockholders in this Proxy Statement.  If we receive any stockholder communication intended for the full Board of Directors or any individual director, we will forward the communication to the full Board of Directors or the individual director, unless the communication is clearly of a marketing nature or is unduly hostile, threatening, illegal, or similarly inappropriate, in which case we have the authority to discard the communication or take appropriate legal action regarding the communication.

Deadline for Receipt of Stockholder Proposals

In order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2009 Annual Meeting of Stockholders, it must be received by us at Sohu.com Inc., Level 12, Sohu.com Internet Plaza, No. 1 Unit Zhongguancun East Road, Haidian District, Beijing 100084, People’s Republic of China, Attention: Erin Sheng, no later than December 31, 2008.  Proposals of stockholders intended to be considered at the 2009 Annual Meeting of Stockholders, but not included in our proxy materials for that meeting, must be received by us at the above address no less than 60 days nor more than 90 days prior to that meeting; provided, however, that if the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) less than 70 days prior to the date of the meeting, the proposal must be received not more than ten days after the date of the meeting is first announced or disclosed.

By order of our Board of Directors

People’s Republic of China
April 18, 2008

15299_Sohu.com_r2_4.11.08 4/11/08 10:31 AM Page 1

X **Votes must be indicated (x) in Black or Blue ink.** **(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)**

Please Mark Here for Address Change or Comments ☐
SEE REVERSE SIDE

	FOR all nominees listed below	WITHHOLD AUTHORITY to vote for all nominees listed below	*EXCEPTIONS
1. Election of two directors to serve for a two-year term or until their earlier death, resignation or removal;	☐	☐	☐

NOMINEES:
01 Dr. Edward Roberts and
02 Dr. Zhonghan Deng

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions ______________________________

Signature ______________________ **Signature** ______________________ **Date** __________

Note: Please sign as your name(s) is (are) shown on the certificates to which the Proxy applies. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership or limited liability company, please sign in partnership or limited liability company name by authorized person.

▲ FOLD AND DETACH HERE ▲

**WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.**

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET		TELEPHONE
http://www.eproxy.com/sohu	OR	**1-866-580-9477**
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose **MLink**SM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect**® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement on the Internet at http://bnymellon.mobular.net/bnymellon/sohu

15299_Sohu.com_r2_4.11.08 4/11/08 10:31 AM Page 2

Proxy for the Annual Meeting of Stockholders – May 30, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The person or entity signed on the reverse side of this proxy card hereby appoints Dr. Charles Zhang and Ms. Carol Yu and each of them, as proxy or proxies for such person or entity, with full power of substitution, who may act by unanimous vote of said proxies or their substitutes as shall be present at the meeting, or, if only one be present, then the one shall have all the powers hereunder, to represent and to vote, as designated on the other side (if no direction is made, this Proxy will be voted FOR Proposals I and II), all of the shares of common stock, par value $0.001 per share, of Sohu.com Inc. standing in the name of such person or entity on April 11, 2008 at the Annual Meeting of Stockholders of Sohu.com Inc. to be held on Friday, May 30, 2008 at 10:00 a.m., Beijing time, and any adjournment thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued, and to be marked, dated and signed, on the other side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

You can now access your SOHU.COM INC. account online.

Access your Sohu.com Inc. shareholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Sohu.com Inc. now makes it easy and convenient to get current information on your shareholder account.

- View account status
- View certificate history
- View book-entry information
- View payment history for dividends
- Make address changes
- Obtain a duplicate 1099 tax form
- Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time